Exhibit 99.1

FOR IMMEDIATE RELEASE

LUCAS ENERGY GRANTED NYSE MKT COMPLIANCE PLAN EXTENSION

HOUSTON, TEXAS –February 9, 2015 – Lucas Energy, Inc. (NYSE MKT: LEI) (“Lucas” or the “Company”), an independent oil and gas company with its operations in Texas, today announced that the NYSE MKT (the "Exchange") has notified the Company that it has been granted an extension until March 31, 2015 to regain compliance with the NYSE MKT continued listing standards.

The Company had previously presented its plan (the “Plan”) of compliance on March 28, 2014 in a letter to the Exchange, in response to a notice that the Company was below certain of the NYSE MKT continued listing standards, as set forth in Section 1003(a)(iii) of the NYSE MKT Company Guide, due to its financial condition.  By virtue of the conditions described in the March letter and subsequent letters in July, November, and December 2014, the Company was granted until January 31, 2015 to regain compliance with the NYSE MKT continued listing standards, provided that certain conditions are met by the Company (as described by the Company in its Plan, as amended).  Based on information provided by the Company, the Exchange has determined that Lucas Energy has made a reasonable demonstration of its ability to regain compliance by the end of the revised period which has been extended to March 31, 2015.

At the end of the revised Plan period, the Company must be in compliance with the Exchange’s continued listing standards.  Failure to demonstrate adequate progress within that timeframe will result in the Exchange Staff initiating delisting proceedings pursuant to Section 1009 of the Company Guide.

“We are pleased to have received this extension and have the opportunity to execute our  strategic plan," said Anthony C. Schnur, Chief Executive Officer of Lucas, “As disclosed last week, we have executed an exclusive Letter of Intent and Term Sheet with Victory Energy Corporation (OTCQX: VYEY) for a proposed business combination of the companies.  An attractive early-stage element of the strategy includes funding for the drilling and completion of seven non-operated Eagle Ford wells with varying working interests.  Five of these wells are already underway while two larger-interest wells (50% working interest) are anticipated to commence in April in conjunction with our participation agreement EarthStone Energy, Inc. (NYSE MKT: ESTE), the successor to Oak Valley Resources, LLC, as a result of a strategic combination.  Funding for the drilling program via a mutual funding agreement is expected to be completed shortly.  Based on nearby drilling results and well production volumes, we anticipate the monthly production revenue from these activities will bolster both companies financial condition and add significant proved producing reserves to the combined 2015 company portfolio.”

About Lucas Energy, Inc.

Lucas Energy (NYSE MKT: LEI) is engaged in the development of crude oil and natural gas in the Austin Chalk and Eagle Ford formations in South Texas.  Based in Houston, Lucas Energy's management team is committed to building a platform for growth and the development of its five million barrels of proved Eagle Ford and other oil reserves while continuing its focus on operating efficiencies and cost control.

For more information, please visit the Lucas Energy web site at www.lucasenergy.com.

About Victory Energy Corporation

Victory Energy Corporation (OTCQX: VYEY), is a publicly-held, growth-oriented oil and gas exploration and production company based in Austin, Texas with additional resources located in Midland, Texas. The Company is focused on the acquisition and development of stacked multi-pay resource play opportunities in the Permian Basin that offer predictable outcomes and long-lived reserve characteristics. The Company presently utilizes low-risk vertical well development which offers repeatable and profitable outcomes.  Its current assets include interest in proven formations such as the Spraberry, Wolfcamp, Wolfberry, Mississippian, Cline and Fusselman formations.

For additional information on the company, please visit www.vyey.com .

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  These statements include statements regarding our planned capital raise and related disclosures. Although Lucas believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Lucas to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Lucas’s Annual Report on Form 10-Q, Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.

Important Information

In connection with the proposed business combination of Victory Energy Corporation and Lucas Energy, Inc., Victory Energy Corporation and Lucas Energy, Inc. intend to file a registration statement containing a proxy statement/prospectus with the Securities and Exchange Commission. This communication is not a substitute for any proxy statement, registration statement, proxy statement/prospectus or other document Lucas Energy, Inc. and/or Victory Energy Corporation may file with the SEC in connection with the proposed transaction. Prospective investors are urged to read the registration statement and the proxy statement/prospectus, when filed as it will contain important information. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Lucas Energy, Inc. and/or Victory Energy Corporation, as applicable. Prospective investors may obtain free copies of the registration statement and the proxy statement/prospectus, when filed, as well as other filings containing information about Lucas Energy, Inc., without charge, at the SEC’s website (www.sec.gov). Copies of Lucas Energy, Inc.’s SEC filings may also be obtained from Lucas Energy, Inc. without charge at Lucas Energy, Inc.’s website (www.lucasenergy.com) or by directing a request to Lucas Energy, Inc. at (713) 528-1881. This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

Participants in Solicitation

Lucas Energy, Inc. and its directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding Lucas Energy, Inc.’s directors and executive officers is available in Lucas Energy, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2014 filed with the SEC on June 27, 2014 and Lucas Energy, Inc.’s definitive proxy statement on Schedule 14A, filed with the SEC on February 9, 2015. Additional information regarding the interests of such potential participants will be included in the registration statement and proxy statement/prospectus to be filed with the SEC by Victory Energy Corporation and Lucas Energy, Inc. in connection with the proposed merger and in other relevant documents filed by Lucas Energy, Inc. with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.